Exhibit 99.1

                      Enzon Reports First Quarter Results

    Pharmaceutical Writers/Business Editors/Biotech Writers

    BRIDGEWATER, N.J.--(BUSINESS WIRE)--Nov. 3, 2005--Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the quarter ended September 30, 2005, the first quarter of Enzon's six-month transition period ending on December 31, 2005. In January 2005, Enzon announced a change in its fiscal year end from June 30 to December 31.
    For the three months ended September 30, 2005, Enzon reported a net loss of $5.8 million or $0.13 per diluted share. The Company's financial results include investments related to the Company's ongoing initiatives to reshape its business, including a $10.0 million charge related to the previously announced acquisition of the rights to recombinant human Mannose-binding Lectin (rhMBL).
    "Over the past several months, Enzon's senior leadership team has rapidly advanced our goal of operating as a stronger, more focused organization that is aligned on delivering long-term value," said Jeffrey H. Buchalter, Enzon's chairman and chief executive officer. "We have made significant progress toward overcoming the near-term challenges we face, while simultaneously capitalizing on the intrinsic strengths that exist at Enzon today. Recent strides include refocusing our research and development investments, including acquiring the exciting oncology opportunity rhMBL, and better supporting our marketed brands through a number of new initiatives. We have also further strengthened our research and development organization with new leadership."

    The Company provided a summary of recent business developments, including:

    -- In September 2005, the Company deepened the pharmaceutical expertise of its executive management team with the appointment of Dr. Ivan Horak to the position of executive vice president of Research and Development and chief scientific officer. Having held a number of senior medical and scientific positions in the pharmaceutical industry as well as the National Cancer Institute, Dr. Horak is a long-standing leader in the oncology community and brings an impressive background in drug development to Enzon.

    -- In September 2005, Enzon advanced its objective of strengthening its product pipeline with promising clinical development opportunities by acquiring exclusive worldwide rights, excluding the Nordic countries, for the development, manufacture, and marketing of rhMBL from the Danish biotech company NatImmune A/S. Mannose-binding Lectin (MBL) is a naturally occurring human plasma protein that plays a key role in the immune system's first-line defense against infections. This program represents an exciting opportunity for Enzon to offer a clinical benefit to cancer patients undergoing chemotherapy who are MBL-deficient and susceptible to serious infections.

    -- In line with its commitment to drive growth by investing in its marketed brands, Enzon recently amended its agreement with members of the Sanofi-Aventis Group for its oncology product, ONCASPAR(R) (pegaspargase). The amendment, which will become effective in January 2006, includes a significant reduction in Enzon's royalty rate. The Company believes there is a strong growth opportunity for ONCASPAR and it is committed to investing in programs designed to optimize that potential.

    Mr. Buchalter commented further, "Looking ahead, we have defined a clear set of priorities for the remainder of 2005 and 2006. We will continue to focus our resources on five key strategic areas: growing our top line and investing in our commercial operations; reestablishing Enzon as a scientific leader in PEGylation; rebuilding our research and development pipeline; maximizing the return on our asset base; and establishing a high-performance, value-focused culture. We remain confident in the opportunities we see in each of these areas to build a stronger Enzon that is capable of delivering solid growth and increased value over the long term."

    Financial Results

    For the three months ended September 30, 2005, Enzon reported a net loss of $5.8 million or $0.13 per diluted share, as compared to a net loss of $0.9 million or $0.02 per diluted share for the three months ended September 30, 2004. Enzon's financial results for the three months ended September 30, 2005, include investments related to the Company's ongoing initiatives to reshape its business for the future, including the $10.0 million charge for in-process research and development related to its acquisition of rhMBL. Additionally, financial results for the quarter ended September 30, 2005 were negatively impacted by a decline in product sales associated with its intravenous antifungal product ABELCET. The Company's financial results for the quarter ended September 30, 2005 were favorably impacted by increased sales of Enzon's other marketed products, ADAGEN and ONCASPAR, increased royalties related to Schering-Plough's PEG-INTRON and Eyetech's MACUGEN, and the timing of expenditures related to internal research and development programs and sales and marketing initiatives.

    A summary of financial highlights for the quarter ended September 30, 2005 include:

    -- North American ABELCET sales for the three months ended September 30, 2005, were $11.1 million, as compared to $16.5 million for the three months ended September 30, 2004. The decline from the prior year is due to competitive market conditions in the intravenous antifungal market, as previously reported by the Company.

    -- Combined sales of ONCASPAR, ADAGEN, and DEPOCYT were $14.1 million for the three months ended September 30, 2005, versus $11.0 million for the three months ended September 30, 2004. The increase was primarily attributable to growth in sales of ADAGEN and ONCASPAR.

    --  Royalties of $15.2 million for the three months ended
        September 30, 2005, as compared to $10.1 million for the three months ended September 30, 2004, a 50% increase driven by Schering-Plough's December 2004 launch of PEG-INTRON combination therapy in Japan, and to a lesser extent the January 2005 launch of MACUGEN(R) in the U.S.

    -- $228.7 million in total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, as of September 30, 2005, compared to $225.1 million as of June 30, 2005. The increase in cash reserves for the three months ended September 30, 2005 is due to proceeds from the sale of an equity-based investment partially offset by cash used in operating activities and capital expenditures.

    Adjusted Financial Results

    On an adjusted basis, the Company reported an adjusted net loss of $2.3 million or $0.05 per diluted share for the three months ended September 30, 2005, versus an adjusted net loss of $0.1 million or breakeven on a diluted per share basis for the three months ended September 30, 2004. Enzon's adjusted financial results for the three-month periods ended September 30, 2005 and 2004 exclude non-operating expenses related to an equity investment in NPS Pharmaceuticals Inc. common stock and a financial instrument that the Company formed to reduce its investment risk associated with such investment, as these expenses are outside of the Company's normal course of business. The Company received the common stock under a June 2003 merger termination agreement with NPS. In August 2005, this financial instrument expired and the Company received cash proceeds of $7.5 million from the sale of its remaining shares of NPS common stock.
    Enzon has reported adjusted financial results because the Company believes they are representative of the underlying operations of its business and are relevant to gaining an understanding of the Company's trends and potential future performance. A table reconciling the Company's adjusted financial results to its financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP) for each of the three-month periods ended September 30, 2005 and 2004 has been included later in this release.

    Revenues

    Combined product sales for the Company's four internally marketed products (ABELCET, ADAGEN, DEPOCYT, and ONCASPAR) decreased to $25.2 million for the three months ended September 30, 2005, compared to $27.5 million for the three months ended September 30, 2004. The decrease in product sales was attributable to a decline in North American sales of the Company's intravenous antifungal product, ABELCET. ABELCET sales were impacted by competitive conditions in the intravenous antifungal market. For the three months ended September 30, 2005, North American sales of ABELCET were $11.1 million versus $16.5 million for the three months ended September 30, 2004. Partially offsetting the decrease in ABELCET sales were increased sales of ADAGEN and ONCASPAR for the three months ended September 30, 2005, as compared to the three months ended September 30, 2004.
    Sales of ADAGEN, an enzyme replacement therapy used to treat a type of severe combined immunodeficiency disease, increased to $6.0 million for the three months ended September 30, 2005, as compared to $4.3 million for the three months ended September 30, 2004.
    ONCASPAR sales grew to $5.8 million for the three months ended September 30, 2005, as compared to $4.4 million for the three months ended September 30, 2004. ONCAPSAR is a PEG-enhanced version of the enzyme L-asparaginase used in combination with other chemotherapeutics to treat acute lymphoblastic leukemia. Sales of DEPOCYT, a sustained-release formulation of the chemotherapeutic agent cytarabine arabinoside or ara-C used for the treatment of lymphomatous meningitis, remained fairly consistent with the prior year, coming in at $2.3 million for each of the three-month periods ended September 30, 2005 and 2004.
    In addition to product sales, Enzon's revenues also include royalties on a number of products that utilize its proprietary PEGylation technology, including Schering-Plough's PEG-INTRON. Royalties increased to $15.2 million for the three months ended September 30, 2005, as compared to $10.1 million for the three months ended September 30, 2004. The increase in royalties was mainly driven by higher sales of PEG-INTRON in Japan as a result of the December 2004 launch of PEG-INTRON combination therapy. In addition, the increase in royalties was also attributable to the January 2005 introduction of Eyetech's MACUGEN(R) in the U.S. Under a 2002 agreement between Enzon and Nektar Therapeutics, Nektar provides Eyetech with PEGylation technology for use in MACUGEN and the Company receives a share of Nektar's royalties.

    Research and Development

    The Company's research and development expenses decreased to $5.3 million for the three months ended September 30, 2005, as compared to $10.0 million for the three months ended September 30, 2004. This decrease was attributable to the discontinuation of a number of programs that did not meet the Company's criteria for continued investment. Enzon is committed to investing in research and development as it advances its objective of reshaping its business to deliver long-term value, including reestablishing Enzon as a scientific leader in PEGylation and rebuilding its development pipeline.

    Selling, General and Administrative (SG&A)

    Selling, general and administrative expenses decreased to $11.7 million for the three months ended September 30, 2005, as compared to $12.2 million for the three months ended September 30, 2004. The decrease is largely due to the timing of investments in sales and marketing programs. The Company remains committed to investing in new sales, marketing, and other initiatives to further its objective of reshaping its business to deliver long-term value, including improving its top line performance and investing in its commercial operations.

    In-Process Research and Development

    In-process research and development was $10.0 million for the three months ended September 30, 2005, due to the recognition of an up-front payment payable in accordance with a license agreement that the Company formed in September 2005 with the Danish biotech company, NatImmune A/S. Under the agreement, Enzon obtained the exclusive worldwide rights, excluding the Nordic countries, for the development, manufacture, and marketing of rhMBL, a protein therapeutic under development for the prevention of severe infections in MBL-deficient individuals undergoing chemotherapy. In accordance with the agreement, Enzon made an upfront payment of $10.0 million to NatImmune in October 2005.

    Net Other Expense:

    The Company reported $6.4 million in net other expense for the three months ended September 30, 2005, as compared to net other expense of $5.6 million for the three months ended September 30, 2004. Net other expense for each of the three-month periods ended September 30, 2005 is comprised of investment income, interest expense, and other non-operating expenses.
    Investment income increased to $1.6 million for the three months ended September 30, 2005 from $0.8 million for the three months ended September 30, 2004 due to an increase in interest rates and interest-bearing investments.
    Interest expense remained relatively consistent coming in at $4.9 million for the three months ended September 30, 2005, as compared to $5.0 million for the three months ended September 30, 2004. Interest expense pertains to the Company's outstanding convertible subordinated notes.
    Other non-operating expense for each of the three-month periods ended September 30, 2005 and 2004 is primarily related to the NPS common stock that the Company received under a June 2003 merger termination agreement, as well as the financial instrument the Company formed to reduce its exposure associated with such shares, as discussed earlier in this release. Other expense was $3.1 million for the three months ended September 30, 2005 versus $1.4 million for the three months ended September 30, 2004 primarily due to changes in the fair value of the common stock and financial instrument. In August 2005, the Company sold its remaining 375,000 shares of NPS common stock and the financial instrument matured.

    Cash and Investments

    The Company's total cash reserves, which include cash, cash equivalents, short-term investments, and marketable securities, totaled $228.7 million as of September 30, 2005 compared to $225.1 million as of June 30, 2005. This increase was attributable to cash proceeds of $7.5 million received during the three months ended September 30, 2005 from the sale of 375,000 shares of NPS common stock, received as part of a June 2003 merger termination agreement discussed earlier in this release. The increase was offset in part by cash used in operating activities and capital expenditures for the three months ended September 30, 2005.

    Reconciliation of GAAP net loss to adjusted net loss

    The following table reconciles the Company's GAAP net loss and net loss per diluted share to its adjusted net loss and net loss per share for the three months ended September 30, 2005 and 2004:



                                           Three Months Ended
                                    (in thousands, except per share
                                                amounts)
                                  ------------------------------------
                                       9/30/05            09/30/04
                                  -----------------  -----------------
                                    Net      Net       Net      Net
                                    loss   loss per    loss   loss per
                                           diluted            diluted
                                            share              share
                                  ------------------------------------
GAAP net loss                     ($5,766)  ($0.13)    ($939)  ($0.02)
Adjustments to GAAP net loss(1):
  Loss related to the sale of NPS
   common stock, net of tax         4,316     0.10       347     0.01
 (Gain) loss related to the
  change in fair value of a
  financial instrument, net of
  tax                                (856)   (0.02)      529     0.01
                                  ------------------------------------
Adjusted net loss(2)              ($2,306)  ($0.05)     ($63)     $--
                                  ====================================

(1) The charges excluded from Enzon's adjusted financial results for the three months ended September 30, 2005 and 2004 have been discussed in greater detail earlier in this press release. For purposes of calculating the adjusted net loss and adjusted net loss per share for the three months ended September 30, 2005, the adjustments are not tax-effected based on the Company's full valuation allowance against its deferred tax assets. For purposes of calculating the Company's adjusted net loss and adjusted net loss per share for the three months ended September 30, 2004, the adjustments have been tax-effected using a tax rate of 40% based on the Company's estimated tax liability for the fiscal year ended June 30, 2005.

(2) Adjusted net loss and adjusted net loss per share, as Enzon defines them, may differ from similarly named measures used by other entities, and consequently, could be misleading unless all entities calculated and defined such items in the same manner.



    Conference Call and Webcast

    Jeffrey H. Buchalter, Enzon's chairman and chief executive officer, will be hosting a conference call today, November 3, 2005, at 10:00 a.m. E.S.T. All interested parties may access the call by using the following information:



         Domestic Dial-In Number:           877-260-8898
         International Dial-In Number:      612-332-0228
         Access Code:                       799754



    Enzon's conference call will also be webcast in a "listen only" mode via the Internet at http://www.vcall.com. Additionally, for those parties unable to listen at the time of Enzon's conference call, a rebroadcast will be available following the call from Thursday, November 3, 2005, at approximately 3:15 p.m. E.S.T. This rebroadcast will end on Thursday, November 10, 2005, at 11:59 p.m. E.S.T. The rebroadcast may be accessed using the following information:



         Domestic Dial-In Number:           800-475-6701
         International Dial-In Number:      320-365-3844
         Access Code                        799754



    About Enzon

    Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat patients with cancer and other life-threatening diseases. Enzon's specialized sales force markets ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R) in North America. In addition, Enzon also receives royalties on sales of PEG-INTRON(R), marketed by Schering-Plough Corporation, and MACUGEN(R), marketed by Eyetech Pharmaceuticals and Pfizer Inc. Enzon's product-driven strategy includes an extensive drug development program that leverages its proprietary technologies, including a next-generation PEGylation platform that utilizes linkers designed to release compounds at a controlled rate. Enzon complements its internal research and development efforts with strategic initiatives, such as partnerships designed to broaden its revenue base or provide access to promising new technologies or product development opportunities. Further information about Enzon and this press release can be found on the Company's web site at www.enzon.com.

    There are forward-looking statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include the risk that PEG-INTRON may not continue to be successfully marketed in Japan, as well as those described in Enzon's Form 10-K and Forms 10-Q on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of November 3, 2005 and the Company undertakes no duty to update this information.




             Enzon Pharmaceuticals, Inc. and Subsidiaries
                 Consolidated Statements of Operations
            Three Months ended September 30, 2005 and 2004
                (In thousands except per share amounts)
                              (Unaudited)


                                          September 30,  September 30,
                                              2005           2004
                                         -------------- --------------
Revenues:
  Product sales, net                           $25,176        $27,527
  Manufacturing revenue                          3,393          2,513
  Royalties                                     15,209         10,115
  Contract revenue                                 269            299
                                         -------------- --------------
    Total revenues                              44,047         40,454
                                         -------------- --------------
Costs and expenses:
  Cost of product sales and
   manufacturing revenue                        11,964         10,901
  Research and development                       5,319          9,974
  Selling, general and administrative           11,697         12,199
  Amortization of acquired intangible
   assets                                        3,348          3,358
  In-process research and development           10,000             --
                                         -------------- --------------
     Total costs and expenses                   42,328         36,432
                                         -------------- --------------
      Operating income                           1,719          4,022
                                         -------------- --------------
Other income (expense):
  Investment income, net                         1,632            770
  Interest expense                              (4,946)        (4,957)
  Other, net                                    (3,059)        (1,411)
                                         -------------- --------------
                                                (6,373)        (5,598)
                                         -------------- --------------
Loss before income taxes                        (4,654)        (1,576)
Income tax provision (benefit)                   1,112           (637)
                                         -------------- --------------
Net loss                                       ($5,766)         ($939)
                                         ============== ==============
Basic loss per common share                     ($0.13)        ($0.02)
                                         ============== ==============
Diluted loss per common share                   ($0.13)        ($0.02)
                                         ============== ==============
Weighted average number of common shares
 issued and outstanding - basic                 43,486         43,470
                                         ============== ==============
Weighted average number of common shares
 issued and outstanding and dilutive
 potential common shares outstanding            43,486         43,470
                                         ============== ==============


             Enzon Pharmaceuticals, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
                 September 30, 2005 and June 30, 2005
                            (In thousands)
                              (Unaudited)


                                          September 30,    June 30,
                                              2005           2005
                                         -------------- --------------

Assets
Current assets:
  Cash and short-term investments             $153,367       $158,747
  Accounts receivable, net                      28,235         25,638
  Inventory                                     16,021         15,679
  Other current assets                           5,283         11,989
                                         -------------- --------------
     Total current assets                      202,906        212,053
Property and equipment, net                     33,020         33,214
                                         -------------- --------------
Other assets:
  Marketable securities                         75,321         66,384
  Other long-term assets                       334,290        339,210
                                         -------------- --------------
                                               409,611        405,594
                                         -------------- --------------
     Total assets                             $645,537       $650,861
                                         ============== ==============

Liabilities and Stockholders' Equity
Current and other liabilities                  $45,088        $48,359
Notes payable                                  399,000        399,000
Stockholders' equity                           201,449        203,502
                                         -------------- --------------
     Total liabilities and stockholders'
      equity                                  $645,537       $650,861
                                         ============== ==============

Common shares outstanding                       44,869         44,236
                                         ============== ==============





    CONTACT: Enzon Pharmaceuticals, Inc.
             Craig Tooman, 908-541-8759
             EVP, Finance and Chief Financial Officer
              or
             Susan M. Mesco, 908-541-8777
             Director, Investor Relations